Exhibit 99.1

QUANTUM AND STORAGETEK ENTER INTO PATENT CROSS LICENSE AGREEMENT AND SETTLE ALL LEGAL CLAIMS REGARDING PATENT INFRINGEMENT LITIGATION

SAN JOSE, Calif., Feb. 28, 2006 – Quantum Corp. (NYSE:DSS), a global leader in storage, today announced that the company and StorageTek, a wholly-owned subsidiary of Sun Microsystems, Inc. (NASDAQ:SUNW), have entered into a patent cross license agreement and settled all legal claims related to a legacy patent infringement lawsuit StorageTek filed against Quantum before Sun acquired StorageTek in August 2005. The April 2003 lawsuit related to the use of an optical servo system in Quantum’s SDLT™ tape drives. Under the cross license agreement, Quantum and StorageTek will have license to a limited number of the other’s patents on a nonexclusive, worldwide basis. In addition, as a result of the cross license agreement, Sun has dismissed the StorageTek lawsuit against Quantum, and Quantum has agreed to pay Sun a total of $25 million – $20 million in the current quarter and the remaining $5 million over the next five quarters.

“The patent cross license agreement demonstrates the commitment of Quantum and Sun/StorageTek to building a stronger business partnership centered on meeting customers’ storage and data protection needs,” said Rick Belluzzo, chairman and CEO of Quantum. “The agreement and the related legal settlement serve the best interests of Quantum and our shareholders by putting the legal dispute behind us and enabling the two companies to focus all our interactions on enhancing this partnership. Quantum agreed to settle after considering the benefits of the cross license agreement, the additional legal costs we would have incurred in proceeding with the trial, the uncertainty inherent in any jury case and the potential impact on our business if we lost in court.”

Impact on Quantum’s Fiscal Fourth Quarter Earnings

As a result of this settlement with Sun, Quantum announced that its GAAP earnings for the current, fiscal fourth quarter of 2006 could be negatively impacted by up to $25 million. Quantum also said that it is undertaking a valuation process to determine the potential future financial benefit related to the cross license agreement and that it expects this valuation process to be concluded by the end of March.

Additional Information Regarding StorageTek’s Lawsuit Against Quantum

On April 15, 2003, StorageTek sued Quantum, alleging that Quantum had engaged in the unlawful manufacture and sale of SDLT tape drives and media products that infringed on two StorageTek patents. The StorageTek lawsuit sought a permanent injunction against the sale of these Quantum products and monetary damages of $142 million, including treble damages for alleged willful violations of StorageTek’s patents. The lawsuit was scheduled to be tried in the U.S. Federal District Court in Denver beginning on February 27, 2006, but was withdrawn as a result of the settlement between Quantum and Sun.

About Quantum

Quantum Corp. (NYSE:DSS), a global leader in storage, delivers highly reliable backup, recovery and archive solutions that meet demanding requirements for data integrity and availability with superior price/performance and comprehensive service and support. Quantum offers customers of all sizes an unparalleled range of solutions, from leading tape drive and media technologies, autoloaders and libraries to disk-based backup systems. Quantum is the world's largest volume supplier of both tape drives and tape automation and has pioneered the development of disk-based systems optimized for backup and recovery. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. SDLT is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to the impact of the settlement on our fourth quarter fiscal 2006 results are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management's current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, the outcome of the valuation process and adjustments made as the quarterly results are finalized. More detailed information about our risk factors are set forth in Quantum's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors," on pages 44 to 54 in Quantum's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 2, 2006 and pages 32 to 42 in Quantum's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 8, 2005. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.